EXHIBIT 99

[inTEST News Release Letterhead]

inTEST CORPORATION ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

CHERRY HILL, NEW JERSEY - July 25, 2001... inTEST Corporation (NASDAQ:INTT) today announced its financial results for the quarter ended June 30, 2001. Net revenues for the quarter were $16.7 million, a 17% decrease from the quarter ended March 31, 2001. The net loss for the quarter was $36,000 or breakeven per diluted share, down from net earnings of $858,000 or $.10 per diluted share for the quarter ended March 31, 2001. Orders for the Company's products for the quarter ended June 30, 2001 were $9.3 million, a decrease of 55% from the quarter ended March 31, 2001. Included in the results for the second quarter was a $450,000 inventory obsolescence charge, which reduced earnings by approximately $.03 per diluted share, net of income tax. The addition to the obsolescence reserve, which normally approximates $150,000 per quarter, was made due to the continued industry-wide downturn.

Robert E. Matthiessen, President and CEO said, "All segments of our business have softened significantly during the second quarter. Capital spending in the semiconductor equipment market has been severely curtailed. The one bright spot in the semiconductor market has been flash memory but, that segment also has begun to fade. The hope for a slight upturn in the third quarter now appears unlikely and we cannot see any near term event in the economy that would give us a turnaround in 2001. Therefore, our strategy is to maintain our current level of cash and to plan for continued softness throughout 2002. Although we will be implementing further cost reduction programs throughout the Company, we will continue our research and development programs to remain a prime supplier for new technologies being developed by our customers."

Hugh T. Regan, Jr., Treasurer and CFO added, "Consistent with the current consensus industry predictions that the balance of 2001 will follow a downward trend, we forecast that our net revenues will range from $9.0 to $9.5 million and that the diluted loss per share is anticipated to be between $.20 to $.25 for the third quarter of 2001. Included in the projected third quarter loss is approximately $.04 per diluted share, net of income tax, related to separation payments to be made based on a prior contractual arrangement with the former Temptronic Corporation president, who retired from the Company for health reasons in mid-July. As previously mentioned, we are implementing further cost reduction programs to reduce the level of operating expenses and we expect to see the benefits of these further expense reductions during the fourth quarter of 2001."

inTEST Corporation is a leading independent designer, manufacturer and marketer of manipulator and docking hardware products, temperature management systems and customized interface solutions that are used by semiconductor manufacturers to perform final testing of integrated circuits and wafer products. Headquartered in Cherry Hill, New Jersey, inTEST has manufacturing facilities in New Jersey, Massachusetts, California, the UK and Singapore. In addition, inTEST also has offices in Japan and Germany, which provide design, sales, service and support, with additional support personnel in Arizona and Texas.

The statements by Messrs. Matthiessen and Regan are forward-looking statements that are based upon management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. In addition to the factors discussed above, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; a deeper or longer decline in the demand for integrated circuits than presently expected; changes in rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; costs associated with, and progress in, the integration of acquired operations; the effectiveness of our cost reduction programs; and other risk factors set forth from time to time in our SEC filings including, but not limited to, our report on Form 10-K for the year ended December 31, 2000.

As previously announced, there will be a conference call hosted by management on Wednesday, July 25, 2001 at 9:00 a.m. EST. This call will be webcast live by CCBN and can be accessed through the investor relations section of the Company's website at www.intest.com. It is recommended that participants register at least 10 minutes prior to the broadcast. The call will be archived for 60 days on the Company's website.

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Consolidated Statements of Earnings Data:
	Three Months Ended June 30,		Six Months Ended June 30,

	2001	2000	2001	2000

Net revenue	$16,675	$21,317	$36,779	$41,570
Gross margin	5,532	10,506	13,494	20,482
Operating expenses:
Selling expense	2,276	2,709	5,144	5,027
Engineering and product development expense	1,557	1,621	3,234	3,070
General and administrative expense	1,860	1,870	3,994	3,344
Merger-related costs	-	115	-	2,672
Operating income (loss)	(161)	4,191	1,122	6,369
Other income	203	163	362	262
Income tax expense	78	1,560	662	3,359
Net earnings (loss)	(36)	2,794	822	3,272

Net earnings (loss) per share - basic	$0.00	$0.34	$0.10	$0.40
Weighted average shares outstanding - basic	8,266	8,190	8,259	8,164

Net earnings (loss) per share - diluted	$0.00	$0.33	$0.10	$0.39
Weighted average shares outstanding - diluted	8,266	8,528	8,400	8,497

Consolidated Balance Sheets Data:
	As of:
	6/30/01	12/31/00

Cash and cash equivalents	$ 4,769	$ 5,680
Trade accounts and notes receivable, net	11,985	14,752
Inventories	12,287	12,559
Total current assets	31,186	34,899
Net property and equipment	6,263	5,087
Total assets	43,716	46,529
Accounts payable	2,172	4,563
Accrued expenses	2,041	3,568
Total current liabilities	4,291	8,131
Noncurrent liabilities	336	-
Total stockholders' equity	39,089	38,398